                                                                    EXHIBIT 20


                          SCB COMPUTER TECHNOLOGY, INC.

Contacts:   T. Scott Cobb                     Michael J. Boling, CPA
            Chief Executive Officer           Executive Vice President - Finance
            901-754-6577                          and Chief Financial Officer
                                              901-754-6577

                     SCB COMPUTER TECHNOLOGY, INC. ANNOUNCES
                   RESTATEMENT OF PRIOR FINANCIAL STATEMENTS,
                     FOURTH QUARTER AND FISCAL 2000 RESULTS,
                    APPOINTMENT OF INDEPENDENT AUDITORS, AND
                         UPDATED OPERATIONAL INFORMATION

      MEMPHIS, Tenn. (July 3, 2000) - SCB Computer Technology, Inc. (Nasdaq:SCBI,SCB) today announced that it will restate its financial statements for fiscal 1998 and 1999 and the first three quarters of fiscal 2000. SCB also provided guidance on its results for the fourth quarter of fiscal 2000 and for the entire fiscal year, and announced that it has retained BDO Seidman LLP to audit SCB's financial statements for fiscal 2000. In addition, SCB provided updated information with respect to contract awards and a planned service that were previously disclosed in fiscal 2000.

RESTATEMENT OF PRIOR FINANCIAL STATEMENTS

      SCB's restated financial statements for fiscal 1998 and 1999 and the first three quarters of fiscal 2000 will contain adjustments that fall into three categories.

      The first category of adjustments to SCB's financial statements arises from the internal investigation conducted by the audit committee of SCB's board of directors into the concerns raised by five employees on March 27, 2000, regarding SCB's accounting treatment of certain matters. SCB initially disclosed the audit committee's investigation in a press release issued on April 14, 2000. The resulting adjustments relate to the accounting treatment of bonuses paid to two employees, the correction of a contractual billing error, the sale of a partial interest in a computer equipment lease, an outsourcing contract assumed as part of an acquisition, the sale of residual interests in computer equipment lease schedules, and the purchase of the assets of a computer equipment reseller. Based on the results of the audit committee's investigation, SCB has determined that it will restate its financial statements for fiscal 1998 and 1999 and the first three quarters of fiscal 2000 to account for these adjustments.

      The second category of adjustments to SCB's financial statements is the result of SCB's internal review of financial information. The resulting adjustments to SCB's financial statements relate to accounting matters principally involving the timing of revenue recognition and expense accruals. SCB has decided to make these adjustments in connection with the restatement of its financial statements for fiscal 1998 and 1999 and the first three quarters of fiscal 2000.

      The third category of adjustments to SCB's financial statements consists of adjustments identified during the fiscal 1998 and 1999 audits which SCB elected not to record in those periods on the basis of immateriality. SCB subsequently recorded these adjustments in the third quarter of fiscal 2000, and is now placing them in the fiscal periods to which they specifically relate. SCB has elected to make these adjustments in connection with the restatement of its financial statements.

      The accompanying Adjustments to Financial Statements schedule shows the net impact of all these adjustments on SCB's previously reported net income for fiscal 1998 and 1999 and the first three quarters of fiscal 2000. The information in the schedule is set forth on a per-category and aggregate basis. The net impact of all adjustments on SCB's net income is a 20% decrease, a 76% decrease, and a 191% increase compared to SCB's previously reported net income for fiscal 1998, fiscal 1999, and the first three quarters of fiscal 2000, respectively. On a per-share (diluted) basis, the net impact of all adjustments on SCB's net income is a decrease of $0.07 from $0.34 to $0.27 for fiscal 1998, a decrease of $0.14 from $0.18 to $0.04 for fiscal 1999, and an increase of $0.02 from ($0.01) to $0.01 for the first three quarters of fiscal 2000.

      SCB has begun the process of preparing amended quarterly and annual reports containing the restated financial statements for fiscal 1998 and 1999 and the first three quarters of fiscal 2000. SCB intends to file these amended reports with the Securities and Exchange Commission as soon as practicable.

FOURTH QUARTER AND FISCAL 2000 RESULTS

      SCB expects to report a net loss for the fourth quarter of fiscal 2000 in the range of $0.22 to $0.29 per share, and a net loss for fiscal 2000 in the range of $0.21 to $0.28 per share. SCB's earnings were impacted negatively during the fourth quarter of fiscal 2000 by the costs associated with the audit committee's internal investigation, a slowdown in SCB's enterprise resource planning business, greater than normal non-billable time between projects and lower billing rates in SCB's professional services business, and an increase in the allowance for doubtful accounts arising from four clients. SCB expects to report its audited results for fiscal 2000 by the middle of August 2000.

APPOINTMENT OF INDEPENDENT AUDITORS

      SCB has retained BDO Seidman, LLP ("BDO") to audit SCB's financial statements for fiscal 2000. BDO expects to begin the fiscal 2000 audit this week.

      Ernst & Young LLP ("E&Y") served as SCB's auditor from fiscal 1996 until its resignation on April 10, 2000, which SCB disclosed in a press release issued on April 14, 2000. Although it resigned as SCB's auditor, E&Y assisted SCB's audit committee in reviewing the accounting issues raised in its investigation and agreed to perform additional audit procedures in connection with its audit of SCB's restated financial statements for fiscal 1998 and 1999. E&Y has completed substantially all of its extended audit procedures for these periods. While additional audit procedures remain to be performed, E&Y has informed SCB that, based on the results of the audit committee's investigation and the extended audit procedures conducted to date, nothing has come to its attention that would prevent E&Y from reporting on SCB's restated financial statements for fiscal 1998 and 1999.

UPDATED OPERATIONAL INFORMATION

      SCB is providing updated information regarding two operational matters that were previously disclosed by SCB in press releases issued during fiscal 2000. These matters were reviewed by SCB's audit committee as part of its investigation.

      The first operational matter concerns a press release issued by SCB on January 20, 2000, which announced the awarding to SCB of four contracts worth $50 million. With respect to the information contained in that press release, SCB announces that -

- SCB's contract with the Arkansas Department of Information Systems ("ADIS") is one of five contracts awarded to different vendors chosen by ADIS to perform professional services. ADIS has an overall authorized budget of $26.3 million for these services, and each vendor's contract provides for maximum compensation in this amount. The contracts contemplate that the vendors will offer to provide ADIS with professionals in various job classifications, and that ADIS will make awards for each job classification on a competitive basis. It is doubtful that SCB or any other vendor will perform all of the services or will receive the full amount of authorized compensation.

- SCB's contract award from a major state university, which had an estimated value of approximately $10 million, was subsequently cancelled when an unsuccessful bidder filed a protest apparently relating to the university's bid procedures. The university is in the process of re-evaluating all potential vendors' bids for the project (including SCB's bid) and has not yet selected the winning bid or awarded the contract. In the meantime, SCB has entered into an interim contract with the university pursuant to which SCB is performing the services contemplated in the previous contract award on a temporary basis until the university completes the bid re-evaluation process and makes another contract award.

- SCB's contract with a major telecommunications company provides that SCB will perform professional services pursuant to specific purchase orders to be issued by the customer in the future. While the contract does not specify the total amount of compensation payable to SCB for its services, SCB initially believed that the contract would generate $10 million in revenue for SCB during its three-year term. SCB to date has performed only a nominal amount of services under the contract, and it is doubtful that SCB will receive the full amount of compensation originally anticipated.

- SCB's contract with the Mississippi Department of Education ("MDOE") provides that SCB will perform professional services for MDOE over a three-year period. The maximum amount of compensation payable to SCB for its services under the contract is approximately $3.2 million. SCB's performance under this contract is ongoing.

      The second operational matter relates to press releases issued by SCB on May 26, 1999, and November 16, 1999, announcing SCB's development of a new service to be offered to customers that initially was referred to as Enterprise Management Services ("EMS") and later was renamed NetCardia(R). With respect to the information contained in those press releases, SCB announces that it recently ended its efforts to fully develop and implement NetCardia(R) for commercial applications and, as a consequence, does not anticipate receiving any revenue from this service.

MESSAGE FROM CHIEF EXECUTIVE OFFICER

      Commenting on the announcement, T. Scott Cobb, SCB's Chief Executive Officer, said, "I sincerely appreciate the thorough, straightforward manner in which SCB's audit committee conducted its investigation. By taking the actions described in this press release, SCB is squarely addressing the issues that have been raised." Cobb added, "I also am pleased with the progress that Mike Boling, our new Chief Financial Officer, is making in consolidating and restructuring the accounting functions of SCB's various operating units under the direction and control of the corporate accounting department in Memphis." Cobb concluded, "SCB's business remains fundamentally sound, and we are endeavoring to return SCB to profitability by re-focusing our efforts on our core business competencies."

      Certain statements contained in this press release and related statements by management of SCB may be deemed to be forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including those relating to SCB's future operations and results and the other risks and uncertainties described in SCB's filings with the Securities and Exchange Commission. SCB undertakes no obligation to update this forward-looking information except as required by law.

      SCB Computer Technology, Inc., is a leading provider of information technology management and technical services to Fortune 1000 companies, state and local governments, and other large organizations.


                                      # # #

                         SCB COMPUTER TECHNOLOGY, INC.

                      ADJUSTMENTS TO FINANCIAL STATEMENTS
                                  (UNAUDITED)


------------------------------------------------------------------------------------------------------------------------------------
                                                                             FISCAL QUARTER ENDED
                     DESCRIPTION                            JUL-97           OCT-97          JAN-98          APR-98         FY-98
------------------------------------------------------------------------------------------------------------------------------------
1. Adjustments resulting from SCB audit
    committee's investigation                            $    18,475     $    52,430     $    47,858     $(1,860,595)   $(1,741,832)

2. Adjustments resulting from SCB's internal
   review                                                    -81,404        -611,391        -699,080         837,109       -554,766

3. Unrecorded audit adjustments for
   fiscal 1998 and 1999                                      -16,625         -16,625         -16,625        -164,625       -214,500

------------------------------------------------------------------------------------------------------------------------------------

Pretax net impact                                            -79,554        -575,586        -667,847      -1,188,111     -2,511,098

Income tax effect                                             31,822         230,234         267,139         475,244      1,004,439
                                                         ---------------------------------------------------------------------------

Increase (decrease) in net income                            -47,732        -345,352        -400,708        -712,867     -1,506,659

Net income as reported                                     1,788,441       2,018,635       1,539,090       2,245,950      7,592,116
                                                         ---------------------------------------------------------------------------

Adjusted net income                                      $ 1,740,709     $ 1,673,283     $ 1,138,382     $ 1,533,083    $ 6,085,457
                                                         ===========================================================================

Percentage change in net income                                -2.67%         -17.11%         -26.04%         -31.74%        -19.85%
------------------------------------------------------------------------------------------------------------------------------------

Repoted Net Income (Loss) per share - Diluted            $      0.08     $      0.09     $      0.07     $      0.10    $      0.34
                                                         ===========================================================================

Adjusted Net Income (Loss) per share - Diluted           $      0.08     $      0.07     $      0.05     $      0.07    $      0.27
                                                         ===========================================================================

Change in net income (loss) per share - Diluted          $     (0.00)    $     (0.02)    $     (0.02)    $     (0.03)   $     (0.07)
                                                         ===========================================================================

Weighted average number of common
shares - Diluted                                          22,634,148      22,734,298      22,744,304      22,911,445     22,756,000
                                                         ===========================================================================


------------------------------------------------------------------------------------------------------------------------------------
                                                                             FISCAL QUARTER ENDED
                     DESCRIPTION                             JUL-98          OCT-98          JAN-99          APR-99         FY-99
------------------------------------------------------------------------------------------------------------------------------------
1. Adjustments resulting from SCB audit
    committee's investigation                            $   (80,848)    $   (60,462)    $(1,700,757)    $(1,527,798)   $(3,369,865)

2. Adjustments resulting from SCB's internal
   review                                                   -861,571          11,322        -133,770        -739,634     -1,723,653

3. Unrecorded audit adjustments for
   fiscal 1998 and 1999                                      118,375        -226,625         -16,625        -391,625       -516,500

------------------------------------------------------------------------------------------------------------------------------------

Pretax net impact                                           -824,044        -275,765      -1,851,152      -2,659,057     -5,610,018

Income tax effect                                            329,618         110,306         740,451       1,063,623      2,244,007
                                                         ---------------------------------------------------------------------------

Increase (decrease) in net income                           -494,426        -165,459      -1,110,691      -1,595,434     -3,366,011

Net income as reported                                       896,267       2,150,620       2,257,175        -864,744      4,439,318
                                                         ---------------------------------------------------------------------------

Adjusted net income                                      $   401,841     $ 1,985,161     $ 1,146,484     $(2,460,178)   $ 1,073,307
                                                         ===========================================================================

Percentage change in net income                               -55.17%          -7.69%         -49.21%        -184.50%        -75.82%
------------------------------------------------------------------------------------------------------------------------------------

Repoted Net Income (Loss) per share - Diluted            $      0.04     $      0.09     $      0.09     $     (0.03)   $      0.18
                                                         ===========================================================================

Adjusted Net Income (Loss) per share - Diluted           $      0.02     $      0.08     $      0.05     $     (0.10)   $      0.04
                                                         ===========================================================================

Change in net income (loss) per share - Diluted          $     (0.02)    $     (0.01)    $     (0.04)    $     (0.06)   $     (0.14)
                                                         ===========================================================================

Weighted average number of common
shares - Diluted                                          25,114,168      24,844,604      24,918,710      24,709,965     24,921,000
                                                         ===========================================================================


---------------------------------------------------------------------------------------------------------------------
                                                                             FISCAL QUARTER ENDED
                     DESCRIPTION                              JUL-99         OCT-99          JAN-00         FYTD-00
---------------------------------------------------------------------------------------------------------------------
1. Adjustments resulting from SCB audit
    committee's investigation                            $  (252,596)    $   141,220     $   303,470     $   192,095

2. Adjustments resulting from SCB's internal
   review                                                    354,139          19,452          45,977         419,568

3. Unrecorded audit adjustments for
   fiscal 1998 and 1999                                      209,375         -16,625         338,250         531,000

---------------------------------------------------------------------------------------------------------------------

Pretax net impact                                            310,918         144,047         687,697       1,142,663

Income tax effect                                           -124,367         -57,619        -275,079        -457,065
                                                         ------------------------------------------------------------

Increase (decrease) in net income                            186,551          86,428         412,618         685,598

Net income as reported                                     2,199,474       1,395,754      -3,954,104        -358,876
                                                         ------------------------------------------------------------

Adjusted net income                                      $ 2,386,025     $ 1,482,182     $(3,541,486)    $   326,722
                                                         ============================================================

Percentage change in net income                                 8.48%           6.19%          10.44%         191.04%
---------------------------------------------------------------------------------------------------------------------

Repoted Net Income (Loss) per share - Diluted            $      0.09     $      0.06     $     (0.16)    $     (0.01)
                                                         ============================================================

Adjusted Net Income (Loss) per share - Diluted           $      0.10     $      0.06     $     (0.14)    $      0.01
                                                         ============================================================

Change in net income (loss) per share - Diluted          $      0.01     $      0.00     $      0.02     $      0.02
                                                         ============================================================

Weighted average number of common
shares - Diluted                                          24,711,924      24,711,924      24,711,924      24,711,807
                                                         ============================================================
